UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 17, 2011

Black Raven Energy, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32471	20-0563497
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Seventeenth Street, Suite 350, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 308-1330

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On May 17, 2011, Black Raven Energy, Inc. (the “Company”) entered into a Purchase and Sale Agreement with Adena Badger Creek, LLC relating to the acquisition by the Company of oil and gas properties in the Adena Field in Morgan County, Colorado. The acquisition consists of an 80% working interest in 18,760 gross acres, with a purchase price of $15.75 million, subject to adjustments for production after the effective date and other matters. The Company has an agreement with a strategic partner to purchase 30% of the 80% working interest. Closing of the transaction is subject to customary closing conditions. The Company may terminate the agreement if it has not obtained financing for the acquisition on or before the scheduled closing date. The Company intends to close the acquisition in mid to late June. The Adena Field consists of an active waterflood in the J Sand, and existing primary oil production in the shallower D Sand.  The Company estimates that the proved reserves, net to the 80% working interest, is 2.76 million barrels of oil equivalent. The Company intends to fund the acquisition through debt, with development activity funded by cash flow.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLACK RAVEN ENERGY, INC.
Date: May 25, 2011

	By:	/s/ William F. Hayworth
William F. Hayworth, President